UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2024

ALCOA CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-37816	81-1789115
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Isabella Street, Suite 500 Pittsburgh, Pennsylvania	15212-5858
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (412) 315-2900

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	AA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On January 17, 2024, Alcoa Corporation (the “Company”), Alcoa Nederland Holding B.V., a wholly owned subsidiary of the Company (the “Borrower”), and certain subsidiaries of the Company, entered into Amendment No. 1 ( “Amendment No. 1”) to the Revolving Credit Agreement, dated as of September 16, 2016, as amended as of October 26, 2016, as amended and restated as of November 14, 2017, as amended and restated as of November 21, 2018, as amended as of August 16, 2019, as amended as of April 21, 2020, as amended as of June 24, 2020, as amended as of March 4, 2021 and as amended and restated as of June 27, 2022 (the “Original Revolving Credit Agreement”), in each case, with a syndicate of lenders and issuers named therein, and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”) for the lenders and issuers. Amendment No. 1 was entered into to amend certain terms of the Original Revolving Credit Agreement (the Original Revolving Credit Agreement, as amended by Amendment No. 1, the “Amended Revolving Credit Agreement”).

The Amended Revolving Credit Agreement provides additional flexibility to the Company and the Borrower by temporarily (i) reducing the minimum interest coverage ratio required thereunder from 4.00 to 1.00 to a ratio of 3.00 to 1.00 and (ii) providing for a maximum addback for cash restructuring charges in Consolidated EBITDA of $450 million, in each case for the 2024 fiscal year. As of January 1, 2025, the minimum interest coverage ratio requirement will revert to 4.00 to 1.00 and the maximum addback for cash restructuring charges in Consolidated EBITDA will revert to 15% of Consolidated EBITDA. The requirement that the Company maintain a debt to capitalization ratio not to exceed .60 to 1.00 was not changed by Amendment No. 1.

In connection with Amendment No. 1, the Company also agreed to provide collateral for its obligations under the Amended Revolving Credit Agreement, which will require it to execute all security documents to re-secure collateral under the Amended Revolving Credit Agreement by, subject to certain exceptions, a first priority security interest in substantially all assets of the Company, the Borrower, the material domestic wholly-owned subsidiaries of the Company, and the material foreign wholly-owned subsidiaries of the Company located in Australia, Brazil, Canada, Luxembourg, the Netherlands, Norway and Switzerland including equity interests of certain subsidiaries that directly hold equity interests in AWAC entities. The collateral would be released if, on or after January 1, 2025, the Company or the Borrower (as applicable) (i) has at least two of the following three designated ratings: (x) Baa3 from Moody’s, (y) BBB- from S&P and (z) BBB- from Fitch and (ii) does not have any designated rating lower than: (x) Ba1 from Moody’s, (y) BB+ from S&P and (z) BB+ from Fitch.

Under the terms of the Amended Revolving Credit Agreement, the Borrower paid to the Administrative Agent, for the benefit of each lender that timely entered into the Amendment, an amount equal to 0.05% of the amount of such lender’s commitment under the Original Revolving Credit Agreement immediately prior to the effectiveness of Amendment No. 1.

The Amended Revolving Credit Agreement contains customary affirmative covenants, negative covenants, and events of default substantially comparable to the Original Revolving Credit Agreement (other than those that are described above and other minor changes). The representations, warranties and covenants contained in the Amended Revolving Credit Agreement were made only for purposes of Amendment No. 1 and as of specific dates and were solely for the benefit of the parties to the Amended Revolving Credit Agreement.

The aggregate amount of commitments under the Amended Revolving Credit Agreement remains at $1.25 billion.

The foregoing description of the Amended Revolving Credit Agreement is not complete and is subject to, and qualified in its entirety by reference to, the full text of Amendment No. 1, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

In the ordinary course of their respective businesses, the lenders and letter of credit issuers under the Amended Revolving Credit Agreement, or their affiliates, have performed, and may in the future perform, commercial banking, investment banking, trust, advisory or other financial services for the Company and its affiliates for which they have received, and will receive, customary fees and expenses.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation or an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under “Item 1.01. Entry into a Material Definitive Agreement” of this Current Report on Form 8-K (“Form 8-K”) is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit number	Description

10.1	Amendment No. 1, dated as of January 17, 2024, which includes, as Exhibit A thereto, the Revolving Credit Agreement, dated as of September 16, 2016, as amended as of October 26, 2016, as amended and restated as of November 14, 2017, as amended and restated as of November 21, 2018, as amended as of August 16, 2019, as amended as of April 21, 2020, as amended as of June 24, 2020, as amended as of March 4, 2021, as amended and restated as of June 27, 2022 and as amended as of January 17, 2024, among Alcoa Corporation, Alcoa Nederland Holding B.V., the lenders and issuers from time to time party thereto, and JPMorgan Chase Bank N.A., as administrative agent for the lenders and issuers.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALCOA CORPORATION

By:	/s/ Marissa P. Earnest
Marissa P. Earnest
Senior Vice President, Chief Governance Counsel and Secretary

Date: January 18, 2024